Exhibit 10.1

[Letterhead of Environmental Power Corporation]

December 19, 2006

Mr. Joseph E. Cresci

c/ o Environmental Power Corporation

One Cate Street, 4th Floor

Portsmouth, NH 03801

Dear Joe:

The purpose of this letter is to set forth our understanding regarding your compensation for consulting services rendered by you to Environmental Power Corporation (the “Corporation”) since September 30, 2006, the date on which your Consulting Agreement, dated July 17, 2006 (the “Consulting Agreement”), expired, as well as compensation for services expected to be rendered by you through December 31, 2006.

In consideration of your services in connection with the recently completed bond financing in Texas, as well as your continued services in connection with certain legislative initiatives through the end of this year, the Corporation will pay you the following amounts:

•	$41,666.66 in respect of services rendered for the month of October 2006;

•	$30,000.00 in respect of services rendered for the month of November 2006; and

•	$25,000.00 in respect of services rendered for the month of December 2006.

These amounts will be paid to you in a lump sum on January 2, 2007 following the completion of your service through December 2006.

If the foregoing accurately sets forth your understanding of the agreement between you and the Corporation with regard to the subject matter of this letter, please so indicate by executing a copy of this letter where indicated below and returning it to me.

Very truly yours,

/s/ Richard E. Kessel
Richard E. Kessel
President and Chief Executive Officer
Environmental Power Corporation

ACCEPTED:

/s/ Joseph E. Cresci
Joseph E. Cresci

Dated: December 19, 2006